Exhibit 10.2

Personal & Confidential

January 14, 2026

Jim Gray

Dear Jim,

It is my pleasure to offer you the position of Chief Financial Officer at the Lamb Weston office in Eagle, Idaho with a start date no later than April 1, 2026. Please note that we would seek your appointment as Chief Financial Officer by the Board of Directors promptly after receipt of your signed acceptance of this offer. The details of this offer are as follows:

1)	Annual Salary: $825,000 USD payable on a bi-weekly basis, less applicable tax withholding and authorized deductions.

2)	Annual Incentive: You will be eligible to participate in the Annual Incentive Plan applicable to your position in fiscal year 2026, in accordance with the plan provisions. The incentive opportunity will be targeted at 100% of your prorated eligible earnings for fiscal year 2026. You will receive plan documents outlining the specifics of the incentive plan.

3)	Annual Equity Program: You will be eligible to participate in Lamb Weston’s annual equity program. All grant recommendations are subject to approval from the Compensation and Human Capital Committee of the Board of Directors. The annual grant value for this position is currently targeted at $2,200,000 USD.

a.	You will receive a prorated award for the fiscal year 2026 Long-Term Incentive Plan of which your target award will be delivered 30% in 3-year cliff vesting stock options, 30% in 3-year performance shares weighted 80% to Relative TSR performance against the S&P 1500 Packaged Foods & Meats Index and 20% to Return on Invested Capital performance, and 40% in 3-year ratable vesting restricted stock units (RSUs). The grant date will be the nearest targeted grant date in an available open trading window following your date of hire.

4)	Sign-on Bonus: You will receive a sign-on bonus of $100,000, less required withholdings and authorized deductions, payable within 30 days of your start date. Should your employment terminate voluntarily or involuntarily, except for reasons unrelated to employee performance and behavior, such as position elimination, within one year, 100% of this amount will be owed to the Company; if between one and two years, 50% will be repayable.

5)	Sign-on Equity: Upon the approval of the Compensation and Human Capital Committee of the Board of Directors, or its Delegate, you will receive a sign-on grant of restricted stock units (RSUs) subject to the provisions of the company’s Inducement Stock Plan and applicable award agreement. The targeted value of these RSUs will be $1,600,000 USD.

a.	The sign-on RSUs will vest 50% each year, on the targeted vest date nearest the respective first two anniversaries of the grant date. The grant date for these sign-on RSUs will be the nearest targeted grant date in an available open trading window following your date of hire.

6)	Stock Purchase Matching Benefit: The Company will provide a dollar-for-dollar match of Lamb Weston shares, up to $1,000,000 USD, purchased by you in the form of 3-year ratable vesting RSUs subject to the provisions of the company’s Inducement Stock Plan and applicable award agreement and contingent on you holding the purchased shares for the duration of the matching RSU vesting period. The RSUs will vest 33%, 33% and 34% on the targeted vest dates nearest the respective first three anniversaries of the grant date. You agree that you will purchase a minimum of $500,000 in Lamb Weston common stock, using fair market value at time of purchase, prior to the end of your 6-month anniversary with the Company. You may purchase shares only during the company’s open trading windows and in compliance with the company’s Insider Trading Policy. Matching RSUs will be granted as soon as administratively feasible following purchase and only during open trading windows. This benefit offering will expire at the end of June 30, 2027.

7)	Relocation: You will be eligible for the Lamb Weston Tier III Relocation Program. The attached Relocation Benefits Summary outlines the details of this program. Additionally, the Company will cover the cost of temporary housing for up to 4 months.

8)	Benefits Programs: You will be eligible to participate in the company's benefit programs which are summarized on the attached. Additional details concerning these programs are set forth in official plan documents, which will control, should there be any conflict with this letter.

9)	Vacation: You will be eligible for 25 days of vacation and 6 days of Occasional Leave in accordance with our policy.

10)	Voluntary Deferred Compensation Plan: You will be eligible to participate in the Lamb Weston Voluntary Deferred Compensation Plan each year in accordance with the rules of the plan.

11)	Stock Ownership Guidelines: The Company believes that senior management stock ownership demonstrates our commitment to our stockholders. You will be subject to the company’s stock ownership policy for senior executives as adopted by the Compensation and Human Capital Committee of the Board of Directors. The ownership guideline for this position is currently targeted at two times (2x) your base salary. Please refer to the stock ownership guidelines for further detail.

12)	Change of Control Severance Plan: You will be eligible to participate in the Lamb Weston Holdings, Inc. Change of Control Severance Plan (the “Plan”) as a Tier II Participant in the Plan, subject to being an Eligible Employee on the date of a Qualifying Termination and other terms and conditions set forth in the Plan. Additional information about the Plan will be emailed to you upon receipt of your signed offer letter.

13)	Contingency: This offer is contingent upon your successful completion of our pre-employment drug screening and comprehensive background screening.

Upon a non- Change of Control involuntary termination of your employment by the Company without Cause at any time prior to the formal approval by the Compensation and Human Capital Committee of a non- Change of Control Severance Policy, you will receive 3 months of base salary continuation as well as an additional payment to cover a portion of the cost of your continued group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) equivalent to the cost the Company would cover for you if you were an active employee (the “COBRA subsidy payment”). Both the base salary continuation and the COBRA subsidy payment are subject to your execution of a release and separation agreement in a form provided by the Company and your continued compliance with any restrictive covenant obligations. “Cause” for purposes of this letter shall have the meaning given to such term in the Plan and shall also include your failure to materially comply with the terms of this letter. In the event such a non- Change of Control Severance Policy is in fact approved by the Compensation and Human Capital Committee, any severance to which you may be entitled will thereafter be governed by such Policy.

Upon acceptance of this offer, please sign an original copy of this letter and complete any attached addendums, if applicable, and return with the signed letter within three days of receipt, acknowledging your acceptance and anticipated employment date. Your Human Resources representative will be in contact with you prior to your first day of employment, or you may contact Steve Younes at any time during the screening process.

We look forward to your favorable response, which you can indicate by signing and returning a copy of this letter. Jim, you’ve made an excellent choice, and I look forward to your joining the team. I am confident you will have the opportunity to find a successful and personally rewarding career at Lamb Weston. Please contact me or Steve Younes if you have any questions about our offer.

Sincerely,

/s/ Mike Smith
President and CEO, Lamb Weston

Enclosures

cc: Steve Younes

Offer Acceptance

I accept this offer of employment. In so doing, I understand and agree that my employment with Lamb Weston is at-will, that I am not employed for any specified duration and that my employment may be terminated by myself, or the Company at any time, with or without cause and with or without notice.

Signature	/s/ James Gray	Date	Jan 16, 2026